EXHIBIT 99.1

Company Contact: Mary C. Adams, Chief Administrative Officer 310-342-2229 madams@learningtree.com

LEARNING TREE RECEIVES NASDAQ STAFF DETERMINATION LETTER

RESTON, VA — January 11, 2007 - Learning Tree International, Inc. (NASDAQ: LTRE) announced today that it had received a notice from Nasdaq that the Company is subject to delisting from The Nasdaq Stock Market as a result of the previously announced delay in the filing of the Company’s fiscal year 2006 Annual Report on Form 10-K. Learning Tree has requested a hearing before a Nasdaq Listing Qualifications Panel. There can be no assurance that the Panel will grant the request for continued listing.

The Company also announced that it is revising its estimate of the effect of its previously announced restatement. Learning Tree had previously announced on November 14, 2006 that it will restate its consolidated financial statements for the fiscal year ended September 30, 2005, the quarterly periods therein, and the first three quarterly periods in the fiscal year ended September 29, 2006 due to the need to correct the accounting for changes in lease termination costs related to exited facilities in the United Kingdom. The company is announcing today that the restatement will also include the full write-off of certain leasehold improvements in those facilities.

Learning Tree confirmed that it does not expect the restatements to affect reported revenues, cost of revenues, deferred revenue, net cash flows, or its aggregate cash and investments. Learning Tree now expects a total decrease in pre-tax income of approximately $0.9 million from its previously reported pre-tax income for fiscal year 2005 and a reduction of approximately $1.0 million in its previously reported pre-tax income for the nine months ended June 30, 2006. Certain other adjustments will be made to the fiscal year 2005 balance sheet as necessary for its fair presentation. Overall, Learning Tree does not anticipate the effect on the total assets in any balance sheet previously presented to be material, although changes to net fixed assets, other assets, and total liabilities will be necessary.

Learning Tree International is a leading worldwide provider of vendor-independent education and training to IT professionals and managers in business and government organizations. Learning Tree develops, markets and delivers a broad, proprietary library of instructor-led courses focused on Web development, operating systems, programming languages, databases, computer networks, computer and network security, object-oriented technology, applied management, project management and key business skills. Learning Tree also tests and certifies IT and business professionals, and Learning Tree courses are recommended for college credit by the American Council on Education. In addition, Learning Tree is on the National Association of State Boards of Accountancy National Registry of CPE sponsors and is a Registered Education Provider of the Project Management Institute (PMI). For more information about Learning Tree products and services, call 1-800-THE-TREE (1-800-843-8733), or visit the Learning Tree Web site at www.learningtree.com.

Except for historical information contained herein, the matters addressed in this press release are forward-looking statements. Please do not put undue reliance on these forward-looking statements, since they are based on key assumptions about future risks and uncertainties. Although Learning Tree believes that its assumptions are reasonable; inevitably some will prove to be incorrect. As a result, Learning Tree’s actual future results can be expected to differ from those in the discussion that follows, and those differences may be material. Learning Tree is not undertaking any obligation to update forward-looking statements.

In order to help the reader assess the major risks in Learning Tree’s business, Learning Tree has identified many, but not all, of these risks in Exhibit 99.1, “Risk Factors” to Learning Tree’s Annual Report on Form 10-K (“Exhibit 99.1”). Please read that exhibit carefully. Some of the factors discussed in Exhibit 99.1 that could affect Learning Tree include: risks associated with the timely development, introduction, and customer acceptance of Learning Tree’s courses; competition; international operations, including currency fluctuations; changing economic and market conditions; technology development and new technology introduction; efficient delivery and scheduling of Learning Tree’s courses; adverse weather conditions, strikes, acts of war or terrorism and other external events; and attracting and retaining qualified personnel.